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                               [DOMINICK'S LOGO]

                                                                October 19, 1998

Dear Stockholder:

     As you may be aware, on October 13, 1998, Dominick's Supermarkets, Inc. ("Dominick's") entered into a merger agreement with Safeway Inc. ("Safeway") and its wholly-owned subsidiary, Windy City Acquisition Corp. ("Purchaser"), pursuant to which Purchaser agreed to commence as promptly as practicable a tender offer to purchase all of the outstanding shares of common stock of Dominick's for a cash price of $49.00 per share. The agreement provides that, following completion of the offer, Safeway will cause Purchaser to merge into Dominick's and any Dominick's shares that are not acquired through the tender offer will be converted in the merger into the right to receive the same consideration as is paid in the tender offer.

     THE BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF DOMINICK'S, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES TO PURCHASER PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors as described in the enclosed Schedule 14D-9, including the opinion of Donaldson, Lufkin & Jenrette Securities Corporation that, based on certain assumptions and subject to certain limitations, the consideration to be received by Dominick's stockholders (other than stockholders that are affiliates of the Company) pursuant to the merger agreement is fair to such holders from a financial point of view. We urge you to read the enclosed Schedule 14D-9 and the related tender offer materials carefully.

     On behalf of the Board of Directors, I thank you for the support you have given to Dominick's over the years.

                                          Sincerely,

                                          President and Chief Executive Officer